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                                                             Exhibit 23




                    CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors and Shareholders
  of The Advest Group, Inc.:


We consent to the incorporation by reference in the registration statements of The Advest Group, Inc. and Subsidiaries on Form S-8 (File No. 2-92868) concerning its 1983 Incentive Stock Option Plan; Form S-8 (File No. 33-17674) concerning its 1986 Incentive Stock Option Plan; Form S-8 (File No. 33-72042) concerning its Advest Thrift Plan, Form S-8 (File No. 33-56275) concerning its 1995 Equity Plan; Form S-8 (File No. 333-00797) concerning its Executive Officer 1996 Restricted Stock and Stock Option Agreement; and Form S-8 (File No. 33-60425) concerning its 1990, 1991 and 1992 Top Account Executive Stock Option Plans, its 1993 Stock Option Plan and its 1994 Non-Employee Director Stock Option Plan; Form S-8 (File No. 333-17711) concerning its Key Professionals Equity Plan, 1996 Executive Equity Plan, 1997 Executive Equity Plan and 1997 Equity Plan; and Form S-3 (File No. 333-43053), of our reports dated October 21, 1998, on our audits of the consolidated financial statements and financial schedule of The Advest Group, Inc. and Subsidiaries as of September 30, 1998 and 1997 and for each of the three years in the period ended September 30, 1998, which reports are included in the Annual Report on Form 10-K.




                              /s/ PricewaterhouseCoopers LLP



Hartford, Connecticut
December 16, 1998









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